Exhibit 99.1

Jaguar Animal Health and Henry Schein, Inc. Sign Exclusive Distribution Agreement for Neonorm Foal

San Francisco, CA (December 12, 2016): Jaguar Animal Health, Inc. (NASDAQ: JAGX) (“Jaguar”), an animal health company focused on developing and commercializing first-in-class gastrointestinal products for companion and production animals, foals, and high value horses, today announced that it has signed a distribution agreement (the “Agreement”) with Henry Schein, Inc., the world’s largest provider of health care products and services to office-based dental, animal health and medical practitioners, for exclusive distribution of Jaguar’s Neonorm™ Foal product to all segments of the U.S. equine market.

Henry Schein’s animal health business, Dublin, Ohio-based Henry Schein Animal Health, employs approximately 900 team members and had 2015 net sales of $2.9 billion. With 12 strategically positioned, state-of-the-art distribution facilities and 10 inside sales centers nationwide, we believe Henry Schein Animal Health is positioned to bring a broad selection of veterinary products and strategic business solutions to more than 26,000 veterinary professionals nationwide.

Neonorm™ Foal is a natural, clinically-tested, non-drug product designed for use as an anti-diarrheal in foals. The product, which acts locally in the gut and is minimally absorbed systemically, contains a proprietary, standardized botanical extract derived from the Croton lechleri tree, which is sustainably harvested.

Neonorm™ Foal was featured at Henry Schein’s booth at the American Association of Equine Practitioners (AAEP) Annual Convention in Orlando from December 4th — 6th, 2016.

“We are very excited to have the support of one the world’s leading companion animal health distribution companies in our effort to drive sales of Neonorm™ Foal throughout the U.S. equine market,” stated Lisa Conte, Jaguar’s president and CEO. “We look forward to leveraging the great exposure that Neonorm™ Foal received at last week’s AAEP conference and collaborating closely with Henry Schein’s team of sales personnel dedicated to the equine space.”

Diarrhea is one of the most common clinical complaints in foals, especially within the first 30 days of life, and to the Company’s knowledge there are currently no commercially available products with anti-secretory properties for foals. The crippling effects of dehydration that often occur as a result of secretory diarrhea in foals can manifest quickly, precipitate adverse health effects and result in death.

Foaling season in the northern hemisphere takes place from January to July. Jaguar estimates that approximately 300,000 to 360,000 foals are born in the US each year based on data from the American Horse Council that states that there are currently 9.2 million horses in the U.S., a population that includes 844,531 race horses, more than 2.7 million show horses, and more than 3.9 million recreational horses. Data from the Food and Agriculture Organization of the United Nations indicate that there were approximately 5.7 million horses in Europe in 2013 and nearly 60 million horses in 2013 worldwide.

The Agreement became effective on December 9, 2016, and, subject to provisions specified in the Agreement, shall continue in force for an initial period of one year. Thereafter, unless either party notifies the other of its intent not to renew the term of the Agreement at least 30 days prior to the end of the then current term, the term shall be automatically renewed upon expiration for successive renewal terms of one year.

About Jaguar Animal Health, Inc.

Jaguar Animal Health, Inc. is an animal health company focused on developing and commercializing first-in-class gastrointestinal products for companion and production animals, foals, and high value horses. Canalevia™ is Jaguar’s lead prescription drug product candidate, intended for the treatment of various forms of diarrhea in dogs. Equilevia™ (formerly referred to as SB-300) is Jaguar’s prescription drug product candidate for the treatment of gastrointestinal ulcers in horses. Canalevia™ and Equilevia™ contain ingredients isolated and purified from the Croton lechleri tree, which is sustainably harvested. Neonorm™ Calf and Neonorm™ Foal are the Company’s lead non-prescription products. Neonorm™ is a standardized botanical extract derived from the Croton lechleri tree. Canalevia™ and Neonorm™ are distinct products that act at the same last step in a physiological pathway generally present in mammals. Jaguar has nine active investigational new animal drug applications, or INADs, filed with the FDA and intends to develop species-specific formulations of Neonorm™ in six additional target species, formulations of Equilevia™ in horses, and Canalevia™ for cats and dogs.

For more information, please visit www.jaguaranimalhealth.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934. These include statements regarding the belief that Henry Schein Animal Health is positioned to bring a broad selection of veterinary products and strategic business solutions to more than 26,000 veterinary professionals nationwide, planned efforts by Jaguar and Henry Schein to drive sales of Neonorm™ Foal throughout the U.S. equine market, the Company’s plans to leverage the exposure that Neonorm™ Foal received at the AAEP conference, and Jaguar’s intention to develop species-specific formulations of Neonorm™ in six additional target species, formulations of Equilevia™ in horses, and Canalevia™ for cats and dogs. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this release are only predictions. Jaguar has based these forward-looking statements largely on its current expectations and projections about future events. These forward-looking statements speak only as of the date of this release and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond Jaguar’s control. Except as required by applicable law, Jaguar does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

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Source: Jaguar Animal Health, Inc.

Contact:

KCSA Strategic Communications

Garth Russell

P: 212-896-1250

grussell@kcsa.com

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